

Christopher Wool (b. 1955)

Untitled (1997)



Christopher Wool is an influential American artist whose conceptual works draw from graffiti, commercial painting and pop culture.

INVESTMENT THESIS

Price Appreciation of Similar Works

38.1%

Appraised Value

$2,600,000

Initial Offering

$2,023,000

Similar Sales



$4.0m
$3.0m
$2.0m
$1.0m
$0.0m
04
09
14

Investment Overview

Offering Circular		sec.gov/edgar
Auction History	significant	31 years
2020 Auction Sales	moderate	$17,129,013
Repeat Sales		view

63% Progress

INVEST NOW

DEAL SHEET



Christopher Wool (b. 1955)

Untitled (1997)



Christopher Wool is an influential American artist whose conceptual works draw from graffiti, commercial painting and pop culture.

INVESTMENT THESIS

$2,600,000

APPRAISED VALUE

The amount reflects our appraisal of the fair value prior to our commitment to purchase the Painting. Our appraised value is based, in part, on a third-party appraisal. For this particular painting, our appraised value is identical to the third party appraisal.

THIRD PARTY APPRAISAL

Initial Offering

$2,023,000

sec.gov/edgar

significant 31 years

moderate $17,129,013

view

63% Progress

04 09 14

INVEST NOW

DEAL SHEET

WHY WE LIKE THIS PAINTING

- Christopher Wool is an important American artist who has exhibited internationally since the 1980s. Wool's unique aesthetic draws influence from graffiti, commercial painting, and pop culture.
- Although there are no guarantees, similar works to *Untitled* (1997) have appreciated by 38.1% annualized from 2001 to 2015.
- Immediately prior to Masterworks' acquisition, the painting was appraised at $2,600,000 by an independent third party.
- Similar paintings have sold for as high as $4,085,000 for *Untitled (P251)* (1996) in November 2014, and $3,749,000 for *Untitled (P297)* (1999) in May 2014.
- *Untitled* (1997) was previously sold at Phillips auction house in 2005 and set the record auction price for Wool's "Pattern Painting" series, which was upheld until 2007.
- Works from the "Pattern Painting" series are rare on the secondary market. Prior to Masterworks' acquisition of *Untitled* (1997), a similar work had not been offered at auction since 2015.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales	2020 Number of Lots Sold
$17,129,013	36

CHRISTOPHER
WOOL

b. 1955, BOSTON



Christopher Wool is an influential American artist whose conceptual works draw from graffiti, commercial painting and pop culture.

THE PAINTING

Untitled, 1997

Enamel on aluminum

78 × 60 in. (198.7 × 152.7 cm)

Offering Circular: sec.gov/edgar

ANNUAL APPRECIATION OF SIMILAR WORKS[1]

38.1%

INITIAL OFFERING

$2,023,000

APPRAISED VALUE

$2,600,000

The Painting is part of a series called the "Pattern Paintings", which were first developed by Christopher Wool in the late 1980s and feature varied patterns inspired by the artist's own past works. Wool used a combination of hand drawn lines and silkscreens in order to create a composition of grids, symbols, and wallpaper imagery—a reference to the artist's early wallpaper series. The Painting was created on the artist's signature medium of enamel paint on an aluminum support, resulting in a lustrous surface that enhances the high contrast between black and white. While the Painting stands at an impressive scale of over six feet tall, the largest works from this series of layered decorative motifs exceed 8 feet in height.

Untitled (P251) (1996), which sold on November 11, 2014 for $4,085,000, is the most expensive work to have sold at auction that bears a similar aesthetic to the Painting, followed by *Untitled (P297)* (1999), which sold for $3,749,000 on May 13, 2014. Prices for similarly abstract paintings from this decade, which feature color, have exceeded five million dollars at auction. As of July 27, 2021, *Untitled* (1995), which is prominently overpainted in yellow, holds the record and sold for £4,898,500 ($7,487,357) at Christie's London on October 14, 2015. When the Painting sold at Phillips de Pury & Company in New York on November 10, 2005 for $374,000, it became the most expensive work of the Pattern Paintings to sell at auction until *Untitled (P360)* (2001) sold for $492,000 at Christie's New York on February 26, 2007. The composition, scale and execution of the Painting make this work a commercial example of the artist's work.

As of July 27, 2021, the artist's top records are led by *Untitled (Riot)* (1990), which sold for $29,930,000 on May 12, 2015, followed by *Apocalypse Now* (1988), which sold for $26,485,000 on November 12, 2013, and *If You* (1992), which sold for $23,685,000 on May 13, 2014.

Since 1987, Christopher Wool has shown primarily with Luhring Augustine in New York and Galerie Max Hetzler in Germany. In 1989, the San Francisco Museum of Modern Art hosted the artist's first solo institutional show. From 1991 to 1992, a traveling exhibition was mounted by the Museum Boymans-van Beuningen in Rotterdam and visited the Kunsthalle Bern in Switzerland and the Kölnischer Kunstverein in Cologne, while a separate exhibition was held at the Eli Broad Family Foundation in Los Angeles. In 1998, the Museum of Contemporary Art in Los Angeles organized the artist's first major retrospective in the United States, which included over 50 works by the artist and traveled to the Carnegie Museum of Art in Pittsburgh and the Kunsthalle Basel in Switzerland. More recently, in 2013 the Solomon R. Guggenheim Museum mounted a major retrospective of the artist's work, which traveled to the Art Institute of Chicago. As of July 27, 2021, the artist's top records are led by *Untitled (Riot)* (1990), which sold for $29,930,000 on May 12, 2015, followed by *Apocalypse Now* (1988), which sold for $26,485,000 on November 12, 2013, and *If You* (1992), which sold for $23,685,000 on May 13, 2014.

AUCTION RESULTS FOR SIMILAR WORKS[2]


5.0M
3.8M
2.5M
1.3M
2000
2001
2002
2004
2005
2006
2007
2008
2009
2010
2011
2012
2014
2015



Signed, titled, inscribed and dated: *WOOL 1997 UNTITLED* on the reverse.





Untitled (P251) (1996), which sold on November 11, 2014 for $4,085,000, is the most expensive work to have sold at auction that bears a similar aesthetic to the Painting, followed by *Untitled (P297)* (1999), which sold for $3,749,000 on May 13, 2014. Prices for similarly abstract paintings from this decade, which feature color, have exceeded five million dollars at auction. As of July 27, 2021, *Untitled* (1995), which is prominently overpainted in yellow, holds the record and sold for £4,898,500 ($7,487,357) at Christie's London on October 14, 2015.

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Christopher Wool with the following criteria: black and white works from the Pattern Paintings series that were created between 1989 and 1999, that measure between 60 inches by 60 inches and 110 inches by 100 inches, excluding works that feature thick black spray painted lines, thick overlaying floral imagery, or all-over compositions of one decorative motif. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Although the paintings in the comparables set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the chart, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. This analysis also excludes artworks that went "unsold" or were "bought-in" at auction as a result of not meeting the seller's reserve price. On November 15, 2018, the Painting was "bought-in" at Christie's New York, at an estimate of $3,000,000 to $4,000,000. The realized prices comprised by this set of comparable transactions have increased at an estimated 38.1% CAGR implied from selected sales occurring from February 9, 2001 to February 11, 2015.